FNCB REPORTS SECOND QUARTER EARNINGS

First National Community Bancorp reported second quarter earnings of $3.5 million, a decrease from the prior quarter and the same three month period of last year. Declining interest rates have led to stable net interest income, while rising costs associated with branch expansion contributed to the reduced earnings. Also contributing to the lower earnings was a $250,000 increase in the provision for credit losses during the second quarter, reflecting the company’s approach for dealing with the current economic downturn. Basic earnings per share were 22 cents in the second quarter, down from the 27 cents reported for the first quarter and 24 cents recorded in the same three month period of last year. Net income for the first half of 2008 was $7.7 million, a $337,000, or 5% increase over the first six months of 2007.

First National Community Bank conducts business from twenty offices covering Lackawanna, Luzerne, Wayne and Monroe counties. The company’s stock trades on the Over-The-Counter Bulletin Board under the symbol FNCB.